Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 5 TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

AMENDMENT NO. 5 TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of July 28, 2016 (this “Amendment”), to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of April 26, 2016 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among SunEdison, Inc., a Delaware corporation and a debtor and debtor-in-possession (“Borrower”), each lender from time to time party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the parties hereto desire to amend the Credit Agreement (and provide certain waivers) as provided herein;

NOW, THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Unless expressly provided otherwise, each reference in the Credit Agreement to “this Agreement”, “hereof”, “hereunder”, “herein”, “hereby” and each other similar reference to the Credit Agreement, and each reference to the Credit Agreement in any Loan Document shall, from and after the Fifth Amendment Effective Date (as defined below), refer to the Credit Agreement as amended and modified by this Amendment. In addition, each reference in the Credit Agreement to the “Intercompany Note” shall, from and after the Fifth Amendment Effective Date (as amended and restated hereby), refer to the Intercompany Note as amended and restated pursuant to this Amendment. This Amendment shall constitute a Loan Document.

SECTION 2. Amendments.

(a) Schedule 1.01(f) to the Credit Agreement is hereby amended and restated in its entirety in the form attached to this Amendment as Schedule 1.01(f).

(b) Schedule 6.17 to the Credit Agreement is hereby amended and restated in its entirety in the form attached to this Amendment as Schedule 6.17.

(c) Exhibit H to the Credit Agreement is hereby amended and restated in its entirety in the form attached to this Amendment as Exhibit H.

(d) Exhibit K to the Credit Agreement is hereby amended and restated in its entirety in the form attached to this Amendment as Exhibit K.

(e) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Fifth Amendment” means that certain Amendment No. 5 to Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of the Fifth Amendment Effective Date, among the Borrower, the Lenders party thereto and the Administrative Agent.

“Fifth Amendment Effective Date” has the meaning set forth in the Fifth Amendment.

“IVS Transactions” means, collectively, (a) the transactions contemplated under that certain Purchase and Sale Agreement (the “MS2 PSA”), dated as of July 1, 2016 (together with all related agreements, documents or instruments and all exhibits, schedules, and supplements to any of the foregoing) by and among First Wind California Holdings, LLC, as Seller, SunEdison, Inc., as Seller Parent, and DESRI MS2 Development, L.L.C., as Buyer, as in effect on the Fourth Amendment Effective Date, and (b) the transactions contemplated under that certain Purchase and Sale Agreement (the “MS3 PSA”), dated as of July 1, 2016 (together with all related agreements, documents or instruments and all exhibits, schedules, and supplements to any of the foregoing) by and among SunEdison, Inc., as Seller Parent, First Wind California Holdings, LLC, as Seller, and 93LF 8ME LLC, as Buyer, as in effect on the Fourth Amendment Effective Date or, in each case, as thereafter amended, supplemented or otherwise modified with the consent of the Administrative Agent and the Tranche B Advisors.

“Specified Cash Amount” means, at any date of measurement thereof, which date shall be no earlier than three (3) Business Days prior to the date of the applicable DIP Facilities Blocked Account Withdrawal Notice (the “Measurement Date”), the difference between (1) the aggregate Cash Amount on such Measurement Date minus (2) the following amounts as reasonably determined in good faith by the Borrower (to the extent any such amount was included in computing such Cash Amount), in each case, without duplication:

(a) Cash and Cash Equivalents of the Borrower or any Subsidiary: (i) that may not be dividended, loaned or otherwise distributed to the Loan Parties (directly or indirectly) without a prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of such Subsidiary’s Organization Documents or any Contractual Obligation, Law, judgment, decree, order of any Governmental Authority applicable to that Subsidiary or its property), (ii) with respect to which repatriation thereof to the Borrower would (x) result in a risk of personal or criminal liability on the part of, or a conflict with the fiduciary duties of, any officer, director or manager of such Subsidiary, (y) be restricted by corporate benefit or other principles of a type referred to in Section 6.17(b)(ii) or (z) have a material adverse tax consequence, or (iii) that are otherwise not reasonably expected to be readily accessible in cash for the general corporate purposes of the Borrower without undue administrative burden or costs during the period ending two weeks after the requested DIP Facilities Blocked Account Withdrawal Date;

(b) Cash and Cash Equivalents constituting (i) reserves for payroll and employee benefits (other than severance) in an amount reasonably anticipated to be paid in cash during the period ending three weeks after the requested DIP Facilities Blocked Account Withdrawal Date (or such longer period consented to by the advisors to the Administrative Agent and the Tranche B Advisors), (ii) reserves for severance and business shut-downs for amounts reasonably anticipated to be paid in cash during the period ending 30 days after the requested DIP Facilities Blocked Account Withdrawal Date (or such longer period consented to by the advisors to the Administrative Agent and the Tranche B Advisors), (iii) reserves of the type referred to in clause (c) of the definition of “Net Asset Sale Proceeds” in connection with a Disposition permitted by Section 7.05, to the extent that such amounts are to be paid in cash during the period ending 30 days after the requested DIP Facilities Blocked Account Withdrawal Date (or such longer period consented to by the advisors to the Administrative Agent and the Tranche B Advisors), (iv) reserves for taxes to the extent such amounts are required in accordance with GAAP or by any applicable Law and (v) other reserves consented to in writing by the Administrative Agent and the Tranche B Advisors;

(c) amounts designated through the Borrower’s internal disbursement approval process to be paid in cash during the period ending two weeks after the requested DIP Facilities Blocked Account Withdrawal Date (or such longer period consented to by the advisors to the Administrative Agent and the Tranche B Advisors) in accordance with the most recently approved Budget (subject to Permitted Budget Variances), to the extent the disbursement in respect thereof has not yet been made; provided that (i) if any change in circumstances has resulted in, or would reasonably be expected to result in, individually or in the aggregate, a reduction in excess of $1,500,000 in such designated amounts, then the amount of the deductions made pursuant to this clause (c) in arriving at the Specified Cash Amount shall be decreased by an amount equal to such reductions in such designated amounts and (ii) to the extent any such designated amounts are to be paid with Cash or Cash Equivalents that have been deducted pursuant to clause (a) above in arriving at the Specified Cash Amount, then such designated amounts shall not be deducted pursuant to this clause (c) in arriving at the Specified Cash Amount;

(d) any issued checks, initiated wires or ACH transfers; and

(e) certain other amounts or deductions of a type as may be approved by the Required Tranche A Lenders and the Tranche B Required Consenting Parties, as confirmed to the Borrower by the Tranche B Advisors and the advisors to the Administrative Agent.

In connection with any DIP Facilities Blocked Account Withdrawal Notice, no later than 10:00 a.m. (New York time) (or such later time agreed to in writing by the advisors to the Administrative Agent and the Tranche B Advisors) on the Business Day prior to the requested DIP Facilities Blocked Account Withdrawal Date, the Borrower shall engage in a cooperative manner with the advisors to the Administrative Agent and the Tranche B Advisors in the review of (a) all of the items and sub-items listed in the definition of “Specified Cash Amount” and (b) the actual calculation of the Specified Cash Amount. The advisors to the Administrative Agent and the Tranche B Advisors shall be reasonably available to engage in a cooperative manner with the Borrower and its advisors in a timely manner.

(f) Section 2.02(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i) From time to time (but no more than once per calendar week unless otherwise consented to by the Required Tranche A Lenders and the Tranche B Required Consenting Parties), by delivery to the Administrative Agent (by e-mail or facsimile) of a DIP Facilities Blocked Account Withdrawal Notice executed by the Chief Restructuring Officer or Chief Financial Officer of the Borrower, the Borrower may request that the Administrative Agent release funds held in one or more of the DIP Facilities Blocked Accounts, to be used in accordance with the Budget (subject to Permitted Budget Variances) or for Specified Disbursements. Any DIP Facilities Blocked Account Withdrawal Notice shall specify the requested DIP Facilities Blocked Account Withdrawal Date for the disbursements requested therein, which requested DIP Facilities Blocked Account Withdrawal Date (i) shall be the same Business Day for all disbursements requested therein (unless the Administrative Agent, in its sole discretion, agrees to release funds on more than one (1) Business Day) and (ii) shall be no later than five (5) Business Days following delivery of such DIP Facilities Blocked Account Withdrawal Notice. The Borrower shall deliver any DIP Facilities Blocked Account Withdrawal Notice no later than: (x) solely with respect to any withdrawal requested to be made from the Borrower DIP Facilities Blocked Account, 3:00 p.m. (New York City time), one (1) Business Day prior to the requested DIP Facilities Blocked Account Withdrawal Date or (y) solely with respect to any withdrawal requested to be made from any Foreign DIP Facilities Blocked Account, 3:00 p.m. (New York City time), two (2) Business Days prior to the requested DIP Facilities Blocked Account Withdrawal Date; provided that the Administrative Agent, in its discretion, may waive any of the foregoing prior notice requirements. Subject to Section 4.04, the Administrative Agent shall release such funds on the requested DIP Facilities Blocked Account Withdrawal Date specified in the applicable DIP Facilities Blocked Account Withdrawal Notice or as promptly as reasonably practicable following the Borrower’s delivery of such DIP Facilities Blocked Account Withdrawal Notice to the Administrative Agent; provided that, other than (A) with respect to the proceeds of the Initial Term Loans (which, for the avoidance of doubt, is addressed by Section 2.01(d)), (B) amounts used to make payments of accrued and unpaid interest on Tranche A-2 Roll-Up Loans prepaid with the Net Asset Sale Proceeds of the IVS Transactions or (C) as otherwise approved by the Required Tranche A Lenders and the Tranche B Required Consenting Parties as confirmed to the Borrower in writing by the Tranche B Advisors and the advisors to the Administrative Agent, withdrawals may only be requested based on an amount calculated in accordance with Section 4.04(c)(iv). Notwithstanding anything to the contrary herein, in connection with any Foreign DIP Facilities Blocked Account, the Borrower, the Administrative Agent and the Tranche B Advisors may, to the extent mutually agreed, establish different procedures for such Foreign DIP Facilities Blocked Account (including as to timing, notice provisions and other matters relating to withdrawals or disbursements therefrom), but subject otherwise to Section 4.04. Any amounts remaining in the DIP Facilities Blocked Accounts on the Maturity Date or the date on which the Loans shall have been accelerated, as the case may be, shall, in each case, be applied in accordance with Section 8.03.”

(g) The third sentence of Section 2.03(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Letter of Credit Fees shall be (i) due and payable on the fourth Business Day of each month, with respect to the Letter of Credit Fees accrued during the most recently ended preceding month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Deadline and thereafter on demand and (ii) computed on a monthly basis in arrears.”

(h) The second sentence of Section 2.03(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Such fronting fee with respect to standby Letters of Credit shall be (x) due and payable on the fourth Business Day of each month, with respect to the fronting fee accrued during the most recently ended preceding month, commencing with the first such date to occur after the deemed reissuance of such Letter of Credit, on the Letter of Credit Deadline and thereafter on demand and (y) computed on a monthly basis in arrears.”

(i) Section 2.05(h) of the Credit Agreement is hereby amended by inserting the text “and all Net Asset Sale Proceeds that are required to be deposited into the Collateral Proceeds Account pursuant to Section 6.24, in each case,” immediately following the text “pursuant to this Section 2.05” appearing therein.

(j) Section 4.04(c) of the Credit Agreement is hereby amended by deleting the text “and” at the end of clause (iii) thereof.

(k) Section 4.04(c)(iv) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iv) except (A) for withdrawals made solely to fund payments of accrued and unpaid interest on Tranche A-2 Roll-Up Loans prepaid with the Net Asset Sale Proceeds of the IVS Transactions (which shall not be subject to this clause (iv)) or (B) to the extent otherwise approved by the Required Tranche A Lenders and the Tranche B Required Consenting Parties as confirmed to the Borrower by the Tranche B Advisors and the advisors to the Administrative Agent, the sum of the Specified Cash Amount on the applicable Measurement Date plus the amount of the withdrawal contemplated by such DIP Facilities Blocked Account Withdrawal Notice shall not exceed the following by an amount in excess of $15,000,000:

the sum of (x) 100% of the projected Cash Disbursements of the Borrower and the other Loan Parties (other than any such projected Cash Disbursements that were deducted pursuant to any of clauses (a) through (e) of the definition of “Specified Cash Amount” in arriving at such Specified Cash Amount) set forth in the Budget in effect on the date such DIP Facilities Blocked Account Withdrawal Notice was delivered (or, if less, the proposed Budget most recently delivered pursuant to Section 6.01(e) after approval of the Budget then in effect) for the one (1) week period immediately following the week in which the requested DIP Facilities Blocked Account Withdrawal Date occurs, plus (y) Specified Disbursements for the one (1) week period following the respective DIP Facilities Blocked Account Withdrawal Date; and”

(l) Section 4.04(c) of the Credit Agreement is hereby amended by inserting a new clause (v) therein immediately after clause (iv) thereof as follows:

“(v) the Administrative Agent (and its advisors) and the Tranche B Advisors shall have received an officer’s certificate (in form and, other than with respect to (A) any determination of amounts pursuant to clause (a) of the definition of “Specified Cash Amount”, (B) the amounts of Cash Disbursements and Specified Disbursements contemplated in Section 4.04(c)(iv) and (C) any determination of amounts pursuant to clause (c) of the definition of “Specified Cash Amount” to the extent such amounts were approved through the Borrower’s internal disbursement approval process during the 30 day period ending on the applicable Measurement Date, substance reasonably satisfactory to the Administrative Agent and the Tranche B Required Consenting Parties) executed by a Responsible Officer of the Borrower (which may include the Chief Restructuring Officer or the Chief Financial Officer of the Borrower) setting forth reasonably detailed calculations of the amounts contemplated in Section 4.04(c)(iv) above including, without limitation, the Specified Cash Amount.”

(m) The first paragraph of Section 6.17(b) of the Credit Agreement is hereby amended by (i) deleting the text “July 15, 2016” appearing therein and replacing it with the text “August 17, 2016” and (ii) deleting the text “July 1, 2016” appearing therein and replacing it with the text “August 5, 2016”.

(n) Subclause (w) of Section 6.17(b)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(w) guaranties of and/or the creation or perfection of any Liens securing the Obligations to the extent prohibited by applicable Law (or would require consent, approval, license or authorization of a Governmental Authority to do so, unless the Borrower or the applicable Subsidiary has obtained such consent, approval, license or authorization after using commercially reasonable efforts to obtain the same), terms of the applicable Organization Documents (to the extent that the applicable Loan Parties or other applicable wholly-owned Subsidiaries are prohibited from unilaterally amending the terms thereof so long as the applicable Loan Parties have used commercially reasonable efforts to obtain all necessary consents) or Contractual Obligation with an unaffiliated third party (including any requirement to obtain the consent of any governmental authority or third party, unless the Borrower or its applicable Subsidiary has obtained such consent after using commercially reasonable efforts to obtain the same) (so long as, in each case, such prohibition was not created in contemplation hereof and only for so long as such prohibition is applicable),”

(o) Section 6.17(b)(iv) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iv) Immediately prior to any Subsidiary instituting or consenting to the institution of any proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, such Subsidiary shall have caused such Subsidiary to (a) (I) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty Joinder Agreement (or such other document as the Administrative Agent and the Tranche B Advisors shall reasonably deem appropriate for the purpose of joining such Subsidiary to the Guaranty) and (II) guaranty the Prepetition Second Lien Obligations pursuant to documentation substantially consistent with the guaranties executed and delivered on the Fifth Amendment Effective Date in respect of the Prepetition Second Lien Obligations or such other documentation as is reasonably satisfactory to the Tranche B Advisors and (b) (I) become party to the Pledge and Security Agreement by executing and delivering to the Administrative Agent a Pledge and Security Agreement Joinder (or such other document as the Administrative Agent and the Tranche B Advisors shall reasonably deem appropriate for the purpose of joining such Subsidiary to the Pledge and Security Agreement) and (II) provide Liens to secure the Prepetition Second Lien Obligations pursuant to documentation substantially consistent with the pledge and security agreement documentation executed and delivered on the Fifth Amendment Effective Date in respect of the Prepetition Second Lien Obligations or such other documentation as is reasonably satisfactory to the Tranche B Advisors.”

(p) Subclause (x) of Section 6.17(b)(vi) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(x) to the extent not covered by a representation of the Borrower on or prior to the Second Amendment Effective Date, provide to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, which officer’s certificate shall be in form substantially consistent with the form delivered to the Administrative Agent on June 30, 2016 or such other form as is reasonably satisfactory to the Administrative Agent and the Tranche B Advisors and set forth the specific exclusion within this Section 6.17(b) pursuant to which such entity is not required to provide such guaranty or grant such Liens, it being agreed that (A) other than with respect to an exclusion as a result of such entity not being a subsidiary, or having de minimis assets, or a restriction contained in any applicable Organization Document or Contractual Obligation (to the extent such analysis relates to factual matters), such certification may be to the knowledge of the Responsible Officer providing such certification, based on advice of advisors to the Borrower or a Subsidiary, and (B) no personal liability shall attach to such Responsible Officer in connection with such certification, and.”

(q) Section 6.17(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d) With respect to (i) Designated Assets set forth in Schedule 7.05 as of date of entry of the Final Financing Order, as soon as practicable, but in no event later that seven (7) days after date of entry of the Final Financing Order, (ii) Specified Assets set forth in Schedule 7.06 as of the date of the entry of the Final Financing Order, as soon as practicable but in no event later than seven (7) days after date of entry of the Final Financing Order, (iii) Designated Assets set forth in any supplement to Schedule 7.05 made after the date of entry of the Final Financing Order and approved by the Required Lenders, upon delivery of such supplement to Schedule 7.05, and (iv) Specified Assets set forth in any supplement to Schedule 7.06 made after the date of entry of the Final Financing Order and approved by the Required Lenders, upon delivery of such supplement to Schedule 7.06, in each case, use commercially reasonable efforts to deliver information with respect to such Designated Assets or Specified Assets, as applicable, including, without limitation, identifying the date of proposed sale, applicable Business Segment, timing of receipt of proceeds, name of all applicable project entities, seller of such Designated Asset and recipient of such proceeds, which information shall be satisfactory to the Administrative Agent and the Tranche B Advisors; provided that, substantially concurrently with the delivery of any proposed amendment or supplement to or proposed replacement of the Budget pursuant to Section 6.01(e) (including the Budget referred to in Section 5(b) of the Fifth Amendment), the Borrower shall use commercially reasonable efforts to deliver (A) any such information to the extent not previously provided to the Administrative Agent and the Tranche B Advisors and (B) an update or supplement to any information previously provided pursuant to this Section 6.17(d) to the extent there has been (1) a change in excess of $500,000 in the projected Net Asset Sale Proceeds for any such Designated Asset or Specified Asset, (2) a change to the contemplated seller entities and/or the Loan Parties and/or Subsidiaries contemplated to receive any proceeds, or any new or additional contemplated seller entities and/or recipients, or (3) a change in excess of one week to the projected sale date; provided, further, that this Section 6.17(d) shall not apply with respect to any Designated Asset or Specified Asset with respect to which the Asset Sale (or series of related Asset Sales) is not projected to result in Net Asset Sale Proceeds in excess of $2,500,000).”

(r) Section 6.19(e) of the Credit Agreement is hereby amended and restated in its entirety:

“(e) On or before August 19, 2016, (i) the Borrower shall have delivered to the Administrative Agent, the Lenders and the Tranche B Advisors a comprehensive business plan, including asset by asset treatment, proposed asset sales and the plan for each business, platform and project of the Borrower and its Subsidiaries (including any proposed disposition or monetization of their respective interests in any Unrestricted Subsidiaries), together with a corresponding updated 13-week forecast, in each case, in place of any and all then previously delivered versions thereof and (ii) the Required Lenders shall have approved the documentation delivered by the Borrower pursuant to immediately preceding clause (i), and upon such approval thereof, such 13-week forecast shall become, with the consent of the Required Lenders, the “Budget” then in effect until a replacement or modified Budget goes into effect in accordance with Section 6.01(e).”

(s) Section 6.24 of the Credit Agreement is hereby amended by deleting the text “DIP Facilities Blocked Accounts” appearing therein and inserting the text “Collateral Proceeds Accounts” in lieu thereof.

(t) Section 6.27(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(ii) the Loan Parties shall cause the guaranties and liens described in Schedule 6.27 to be provided or granted, as applicable, in respect of the Prepetition Second Lien Obligations as soon as practicable upon entry of the Final Financing Order, but in no event later than the Fifth Amendment Effective Date (or such later date agreed to by the Tranche B Advisors). For the avoidance of doubt, to the extent any Person becomes a Loan Party pursuant to Section 6.17 or Section 6.13 after the entry of the Fifth Amendment Effective Date, such Person shall cause the guaranties and liens to be provided or granted, as applicable, in respect of the Prepetition Second Lien Obligations (x) no later than August 10, 2016 (or such later date agreed to by the Tranche B Advisors) with respect to each entity identified on Part E of Schedule 1.01(f) and (y) as soon as practicable after such Person becoming a Loan Party in accordance with Section 6.17 or Section 6.13, as applicable, but in no event later than ten calendar days thereafter (or such later date agreed to by the Tranche B Advisors), and such guaranties and liens shall be provided or granted, as applicable, pursuant to documentation substantially consistent with the guaranties and the pledge and security agreement executed and delivered on the Fifth Amendment Effective Date in respect of the Prepetition Second Lien Obligations or such other documentation as is reasonably satisfactory to the Tranche B Advisors. To the extent any Tranche B Lender is also a Prepetition Second Lien Lender and/or a Prepetition Second Lien Noteholder, such Tranche B Lender hereby authorizes and directs the Collateral Trustee to enter into such documents as are necessary or desirable to effectuate the guaranties and liens described herein for the benefit of the Prepetition Second Lien Secured Parties.”

(u) Section 7.01 of the Credit Agreement is hereby amended by:

(i) deleting the text “and” at the end of clause (z) thereof,

(ii) amending and restating clause (aa) thereof in its entirety as follows:

“(aa) in connection with the Disposition of any Equity Interests or other assets in a Disposition permitted under Section 7.05, (i) customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof, (ii) with respect to any such permitted Disposition by a Foreign Subsidiary or of any asset or property located or deemed located outside of the United States (including Equity Interests of a Person organized or incorporated in a jurisdiction outside of the United States), in any such case of this subclause (ii) that requires an approval, consent, exemption or authorization by any Governmental Authority prior to the completion of such Disposition, Liens on the assets to be Disposed of pursuant to the sale or similar agreement governing such Disposition in favor of the prospective purchaser of such assets that is party to such sale or similar agreement and (iii) with respect to any such permitted Disposition, in the event that the prospective purchaser or any of its Affiliates makes payments or advances funds on behalf of the project or assets being Disposed of prior to completion of such Disposition pursuant to the documentation governing such Disposition, Liens in favor of such prospective purchaser on the assets to be Disposed of pursuant to such documentation governing such Disposition; provided that any such rights, restrictions or Liens described in preceding clauses (i), (ii) and (iii) are immediately terminated upon the termination of the applicable agreement giving rise to such right, restriction or Lien;”

(iii) inserting new clauses (bb) and (cc) immediately after clause (aa) thereof as follows:

“(bb) Liens securing Indebtedness permitted to be secured pursuant to (and subject to the terms of) clause (v) of the proviso to Section 7.03(d); and

(cc) the Liens contemplated in connection with the proposed Disposition designated by the Borrower to the Administrative Agent as “Project Cricket” granted pursuant to security documentation in form and substance satisfactory to the Administrative Agent and the Tranche B Advisors.”

(v) Section 7.03 of the Credit Agreement is hereby amended as follows:

(i) amending and restating clause (d) thereof in its entirety as follows:

“(d) Indebtedness of the Borrower, a Subsidiary of the Borrower or SSL TopCo owed to the Borrower or a Subsidiary of the Borrower; provided that (i) all such Indebtedness (other than Indebtedness of a Subsidiary of the Borrower that is not a Loan Party owing to another Subsidiary that is neither a Loan Party nor a Debtor) shall be evidenced by the Intercompany Note, and, if owed to a Loan Party, shall constitute Collateral, (ii) all such Indebtedness (other than Indebtedness of a Subsidiary of the Borrower that is not a Loan Party owing to another Subsidiary that is neither a Loan Party nor a Debtor) shall be unsecured (except as otherwise permitted in clause (v) of this proviso) and subordinated in right of payment to the Payment in Full of the Obligations and the Prepetition Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by the Borrower or any such Subsidiary that is a Guarantor under any guarantee of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by the Borrower or such Subsidiary to the Borrower or to any of its Subsidiaries for whose benefit such payment is made, (iv) such Indebtedness is permitted as an Investment under Section 7.02(d), (v) with respect to any Indebtedness of a Subsidiary that is not a Debtor owing to a Debtor, such Indebtedness may be secured so long as (A) all assets that are security for such Indebtedness shall be subject to a perfected first priority Lien in favor of the Secured Parties pursuant to Section 6.13(a) and, subject to the Committee Settlement, a perfected second priority Lien in favor of the Prepetition Second Lien Secured Parties pursuant to Section 6.27(ii), (B) such Indebtedness shall be secured on a junior basis relative to the Secured Parties’ security interest in the Collateral pursuant to intercreditor arrangements set forth in the Intercompany Note or otherwise satisfactory to the Required Tranche A Lenders and Tranche B Required Consenting Parties and (C) such Indebtedness shall be subordinated in right of payment to the Obligations and all Prepetition Obligations on the same terms set forth in the Intercompany Note or such other terms as are acceptable to the Required Tranche A Lenders and Tranche B Required Consenting Parties and (vi) no Indebtedness of a Subsidiary that is not a Loan Party owing to a Debtor shall be permitted to be incurred pursuant to this clause (d); provided, further, that, without limiting in any way the Borrower’s obligations under Section 2.05(e)(ii) with respect to Non-Budgeted Asset Sale Proceeds, the subordination terms referenced in sub-clause (ii) and sub-clause (v)(C) of this clause (d) shall not prohibit the repayment of Indebtedness of a Subsidiary that is not a Debtor owing to a Debtor so long as (1) the proceeds of such repayment are used to pay administrative expenses of such Debtor in accordance with the Budget (subject to Permitted Variances) and (2) no Default or Event of Default exists at the time of such repayment;”;

(ii) deleting the text “and” at the end of clause (t) thereof;

(iii) deleting the text “.” at the end of clause (u) thereof and replacing it with the text “; and”; and

(iv) inserting a new clause (v) immediately after clause (u) thereof as follows:

“(v) the Guarantees contemplated in connection with the proposed Disposition designated by the Borrower to the Administrative Agent as “Project Cricket” provided pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Tranche B Advisors.”

(w) Section 7.05 of the Credit Agreement is hereby amended as follows:

(i) amending clause (b) thereof by inserting the following proviso at the end thereof:

“; provided that the foregoing parenthetical shall not apply to the Disposition of credits or incentives of the type referred to in Section 7.01(s) or sales of power in the ordinary course of business;”

(ii) deleting the text “and” at the end of clause (i) thereof;

(iii) deleting the text “.” at the end of clause (j) thereof and replacing it with the text “; and”; and

(iv) inserting a new clause (k) immediately after clause (j) thereof as follows:

“(k) Dispositions of assets not otherwise permitted by this Section 7.05 (but, for the avoidance of doubt, subject to the last paragraph of this Section 7.05); provided that (i) the fair market value of any assets disposed of pursuant to this Section 7.05(k) shall not exceed $250,000 in the case of any individual Disposition (or series of related Dispositions) or $5,000,000 in the aggregate during the term of this Agreement and (ii) in the Borrower’s reasonable business judgment it is prudent to consummate such Dispositions.”

(x) Section 7.06 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that (a) any Subsidiary may make Restricted Payments to the Borrower or any Guarantor and (b) any wholly-owned Subsidiary may make Restricted Payments to its direct or indirect parent company or to any Loan Party (but if the Subsidiary making such Restricted

Payment is a Loan Party, only if the parent company(ies) is a Loan Party). This Section 7.06 shall not restrict the declaration or making of any Restricted Payment to a wholly-owned Subsidiary that is not a Loan Party so long as such Subsidiary promptly distributes and/or transfers any assets received pursuant to such Restricted Payment (directly or indirectly through other wholly-owned Subsidiaries) to a Loan Party. Notwithstanding anything to the contrary in this Agreement, no Subsidiary that is not a Debtor shall be permitted to make any Restricted Payment to any Debtor or Loan Party pursuant to clause (a) or (b) above if (i) such Subsidiary that is not a Debtor has incurred intercompany Indebtedness that remains outstanding and/or (ii) has received an equity Investment that remains outstanding from a Debtor and, in each case, such Subsidiary has not entered into subordination arrangements with respect to any such proposed Restricted Payment reasonably satisfactory to the Administrative Agent and the Tranche B Advisors.”

(y) Section 8.01(u) of the Credit Agreement is hereby amended by (i) deleting the text “twenty (20)” appearing therein and replacing it with the text “twenty-one (21)” and (ii) deleting the text “30-day” appearing therein and replacing it with the text “21-day”.

SECTION 3. Other Agreements. Each Lender party hereto hereby agrees that (a) the Budget referred to in Section 5(b) shall become effective with retroactive effect to the week ending July 1, 2016, and (b) any Default or Event of Default that occurred prior to the Fifth Amendment Effective Date under Section 7.15(b) or Section 7.15(c)(i) of the Credit Agreement is hereby waived.

SECTION 4. Representations and Warranties. Borrower represents and warrants to the Administrative Agent and the Lenders, as of the Fifth Amendment Effective Date, that:

(a) No Default. Immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

(b) Representations and Warranties True and Correct. Immediately after giving effect to this Amendment, each of the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects) with the same effect as if made on the Fifth Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects as of such earlier date)).

(c) Power, Authorization; Enforceable Obligations. Subject to the terms of the Final Financing Order, (i) Borrower has the power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Amendment, (ii) Borrower has taken all necessary organizational action to authorize the execution, delivery and performance by the Borrower of this Amendment, (iii) no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Fifth Amendment Effective Date will be, duly obtained or made and that are, or on the Fifth Amendment Effective Date will be, in full force and effect) is required for the due execution, delivery or performance by Borrower of this Amendment, (iv) this Amendment has been duly executed and delivered on behalf of Borrower, and (v) this Amendment constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except to the extent that the enforceability thereof may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights, and (y) equitable principles (regardless of whether enforcement is sought in equity or at law).

(d) Subsidiaries. (i) The following entities are not subsidiaries of the Borrower: (1) World X Change Asia Co Ltd., (2) SunEdison Residential 1 Ltd., (3) GreenMountain Wind, LLC and (4) Master Development Corona CA and (ii) the following entities have no assets other than de minimis assets: (1) Passadumkeag Wind Holdings, LLC and (2) Idaho Solar Holdings, LLC.

SECTION 5. Effectiveness. (a) This Amendment (other than the provisions hereof set forth in Sections 5(b), (c) and (d) of this Amendment) shall become effective (with retroactive effect to June 28, 2016) on the date (the “Fifth Amendment Effective Date”) when the Administrative Agent shall have received a signed counterpart of this Amendment from the Borrower (on behalf of itself and each Loan Party) and the Required Lenders.

(b) Subject to clause (e) below, Sections 2 (other than clauses (g) and (h) thereof) and 3 of this Amendment shall become effective when the Administrative Agent shall have received (i) a signed counterpart of this Amendment from the Borrower (on behalf of itself and each Loan Party) and the Required Lenders, (ii) a revised Budget and a corresponding revised Schedule 7.05 (including any applicable updates to Designated Assets and Specified Assets previously delivered pursuant to Section 6.17(d)) shall have been delivered to the Administrative Agent and the Tranche B Advisors and approved by the Required Lenders and upon such approval such revised Budget shall be the “Budget” then in effect until a replacement or modified Budget goes into effect in accordance with Section 6.01(e) of the Credit Agreement, without prejudice to the Required Lenders’ rights to approve a Budget in accordance with Section 6.01(e) of the Credit Agreement, (iii) the amended and restated Intercompany Note, substantially in the form of Exhibit H attached hereto, executed by each Person organized in the United States that has executed the Intercompany Note as of the Fifth Amendment Effective Date (prior to giving effect to the amendment and restatement thereof pursuant to this Amendment) and (iv) confirmation from the Tranche B Advisors that the Borrower has fulfilled the requirements of Section 6.27 of the Credit Agreement (as amended by this Amendment).

(c) Subject to clause (e) below, Section 2(g) of this Amendment shall become effective on the date when the Administrative Agent shall have received (i) a signed counterpart of this Amendment from the Borrower (on behalf of itself and each Loan Party) and each Tranche A Lender and (ii) each of the items set forth in Sections 5(b)(ii), (iii) and (iv) of this Amendment.

(d) Subject to clause (e) below, Section 2(h) of this Amendment shall become effective on the date when the Administrative Agent shall have received (i) a signed counterpart of this Amendment from the Borrower (on behalf of itself and each Loan Party) and each L/C Issuer and (ii) each of the items set forth in Sections 5(b)(ii), (iii) and (iv) of this Amendment.

(e) Notwithstanding anything to the contrary contained in this Section 5, if any amendments to the Credit Agreement contemplated in preceding clause (b), (c) or (d) do not become effective in accordance with the respective preceding clause on or prior to August 3, 2016 (or such later date as consented to in writing by the Administrative Agent and the Tranche B Required Consenting Parties in their sole discretion), then the amendments contemplated in such clause shall not at any time thereafter become effective and shall be of no force or effect.

SECTION 6. No Waiver; Continuing Effect. This Amendment shall be effective only in this specific instance for the specific purpose set forth herein. Except as otherwise expressly provided herein,

the Credit Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment or waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document, nor constitute a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Credit Agreement or any other Loan Document and the Administrative Agent and the Lenders expressly reserve all of their rights and remedies under the Credit Agreement and the other Loan Documents, under applicable law or otherwise.

SECTION 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

SECTION 8. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 9. Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section of this Amendment applies equally to this entire Amendment.

SECTION 10. Binding Effect; Assignment. This Amendment shall be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent and the Lenders and their respective successors and assigns in accordance with the terms of the Credit Agreement as amended hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

SUNEDISON, INC., as the Borrower

By:	/s/ John Dubel
Name: John Dubel
Title: Chief Executive Officer and Chief Restructuring Officer

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and as a Lender

By:	/s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

[Lenders’ signature pages on file with the Borrower and the Administrative Agent]